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                             [HARKEN LETTERHEAD]

                                    HARKEN
                                    ENERGY
NEWS RELEASE                      CORPORATION
                                            For Further Information 214-753-6900



                             FOR IMMEDIATE RELEASE

                  HARKEN ANNOUNCES RESULTS ON WELL IN COLOMBIA


         Dallas Texas--(April 24, 1995)--Harken Energy Corporation ("Harken") (AMEX: "HEC") announced today that its Alcaravan #1 well in the Llanos Basin of Colombia failed to produce commercial quantities of oil. As weather conditions permit, the well will be plugged and abandoned.

         After experiencing delays due to unseasonal rain, the Company set 7" production casing to the total depth drilled of 10,550 feet. Harken completed production tests of the Lower Gacheta formation through perforations from 10,197 to 10,212 feet and the deeper Ubaque formation encountered from 10,290 to 10,520 feet. Although open-hole tests were encouraging neither formation proved commercial in production tests.

         The Company's partner in this well, Huffco, has elected to not participate in the further development of this acreage; therefore, Harken will seek a new partner for the continued development of the Alcaravan acreage.

         The Company is continuing its seismic acquisition and reprocessing efforts on additional identified prospects on the Alcaravan acreage and the Playero acreage in the Llanos Basin, as well as on the Bocachico acreage in the Middle Magdelena Basin.

         As previously announced, the Company plans to drill the Rio Negro prospect (Bocachico acreage) during the summer and an additional prospect on the Alcaravan or the Playero acreage (or both) around year-end.

         Harken's Chairman, Mikel D. Faulkner, stated, "We are disappointed by our failure to establish commercial production with this well." Commenting further, Mr. Faulkner said, "We continue to be enthusiastic about our prospective acreage position in Colombia and look forward to hopefully drilling a number of wells per year over the next few years in what is rapidly becoming recognized as a country having several of the premier exploration basins in the Western Hemisphere."


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Harken Energy Corporation ("Harken") (AMEX: "HEC") explores for, develops and produces oil all and gas reserves domestically and Internationally. The Company currently controls acreage in Colombia and offshore Bahrain and is active in the Paradox Basin in Utah.




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